Exhibit 99.2

DIRECTOR FORM

AMENDED AND RESTATED DIANTHUS THERAPEUTICS, INC.

STOCK OPTION AND INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to the Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan (the “Plan”), Dianthus Therapeutics, Inc. (the “Company”) hereby grants to the Optionee named below an option (the “Stock Option”) to purchase on or prior to the Expiration Date set forth below all or part of the number of shares of Stock set forth below (the “Option Shares”) at the Exercise Price per Share set forth below subject to the terms and conditions set forth herein and in the Plan. Capitalized terms in this Stock Option Agreement (this “Agreement”) shall have the meanings specified in the Plan, unless a different meaning is specified herein.

Name of Optionee:

Number of Shares of Stock Covered by the Stock Option:

Exercise Price per Share:

Grant Date:

Expiration Date:

Type of Stock Option:	Non-Qualified Stock Option

Vesting Schedule:	Subject to the Plan and this Agreement, the Stock Option shall vest and become exercisable on the earlier of (i) the first anniversary of the Grant Date or (ii) the Company’s next annual stockholder meeting following the Grant Date, provided the Optionee remains in a Service Relationship with the Company or a Subsidiary through the applicable vesting date.

1. Vesting and Exercisability.

(a) No portion of this Stock Option may be exercised until such portion has become vested and exercisable in accordance with the Vesting Schedule set forth above and this Section 1. In determining the number of vested Option Shares at the time of exercise, the number of Option Shares shall be rounded down to the nearest whole Share. Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

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(b) Notwithstanding the Vesting Schedule set forth above, the Stock Option shall become fully vested and exercisable in the event of (i) a Sale Event and (ii) a termination of the Optionee’s Service Relationship by reason of the Optionee’s death or disability (within the meaning of Section 22(e)(3) of the Code).

2. Manner of Exercise.

(a) The Optionee may exercise this Stock Option from time to time on or prior to the Expiration Date of the Stock Option by giving written notice to the Administrator of his or her election to purchase some or all of the Option Shares exercisable at the time of such notice and specifying the number of shares of Stock to be purchased.

(b) Payment of the exercise price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price, provided that in the event the Optionee chooses to pay the option exercise price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) if permitted by the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares of Stock with a Fair Market Value that does not exceed the aggregate exercise price, or (v) any combination of the foregoing. Payment instruments will be received subject to collection.

(c) The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full exercise price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the exercise price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares of Stock attested to.

(d) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a

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holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(e) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

3. Termination of Service Relationship. If the Optionee’s Service Relationship with the Company or a Subsidiary is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, (i) any vested and exercisable portion of this Stock Option outstanding on the Termination Date may be exercised by the Optionee’s legal or personal representative until the first anniversary of the Termination Date (or until the Expiration Date, if earlier) and (ii) any portion of this Stock Option that is not vested and exercisable on the Termination Date shall terminate immediately and be of no further force or effect.

(b) Termination Due to Disability. If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability (within the meaning of Section 22(e)(3) of the Code), (i) any vested and exercisable portion of this Stock Option outstanding on the Termination Date may be exercised by the Optionee until the first anniversary of the Termination Date (or until the Expiration Date, if earlier) and (ii) any portion of this Stock Option that is not vested and exercisable on the Termination Date shall terminate immediately and be of no further force or effect.

(c) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than as set forth in Section 3(a) or 3(b), (i) any vested and exercisable portion of this Stock Option outstanding on the Termination Date may be exercised by the Optionee until 90 days following the Termination Date (or until the Expiration Date, if earlier) and (ii) any portion of this Stock Option that is not vested and exercisable on the Termination Date shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2 of the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement shall control.

5. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

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6. Status of the Stock Option. This Stock Option is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

7. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due. The Company shall not be obligated to issue any shares of Stock pursuant to the exercise of this Stock Option unless and until the Optionee satisfies such withholding obligations.

8. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Service Relationship of the Optionee and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Service Relationship of the Optionee at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its Subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applied without regard to conflict of law principles.

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13. Interpretation. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or this Agreement.

14. Electronic Delivery of Documents. The Optionee agrees to accept by email all documents relating to the Company, the Plan or this Stock Option and all other documents that the Company is required to deliver to its security holders (including disclosures that may be required by the Securities and Exchange Commission). The Optionee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Optionee by email of their availability. The Optionee acknowledges that the Optionee may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with the Optionee’s ability to access the documents.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

DIANTHUS THERAPEUTICS, INC.

By:

Name:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:

Optionee’s Signature

Optionee’s Name and Address:

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